EXHIBIT 21


                           SUBSIDIARIES OF THE REGISTRANT



 Heilig-Meyers Furniture Company, incorporated under the laws of North Carolina;

 HMY - RoomStore, Inc., incorporated under the laws of Virginia;

 MacSaver Financial Services, Inc., incorporated under the laws of Delaware;

 MacSaver Funding Corporation, Inc., incorporated under the laws of Delaware;

 MacSaver Insurance Services, Ltd., incorporated under the laws of Bermuda;




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